Exhibit 5.1

May 4, 2022

Allena Pharmaceuticals, Inc.

One Newton Executive Park

Suite 202

Newton, Massachusetts, 02462

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-255837) (the “Registration Statement”) filed on May 6, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 12, 2021. Reference is made to our opinion letter dated May 6, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 4, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 1,436.0688 shares of Series D Convertible Preferred Stock, $0.001 par value per share, of the Company and (ii) 1,436.0688 shares of Series E Convertible Preferred Stock, $0.001 par value per share, of the Company ((i) and (ii) are referred to collectively herein as the “Preferred Shares”, and the shares of common stock, $0.001 par value per share (the “Common Stock”), underlying the Preferred Shares are referred to collectively herein as the “Conversion Shares”), covered by the Registration Statement. The Preferred Shares are being sold to the purchaser named in, and pursuant to, a securities purchase agreement between the Company and such purchaser (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the:

1. Preferred Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2. Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Preferred Shares are converted, the Conversion Shares, when and if issued upon conversion of the Preferred Shares in accordance with the terms of the certificate of designation applicable to the Preferred Shares, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Allena Pharmaceuticals, Inc.

May 4, 2022

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP